EXHIBIT A
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                         STATE OF MICHIGAN

           BEFORE THE MICHIGAN PUBLIC SERVICE COMMISSION

                                ****

     In the matter of the application of               )
     MCN ENERGY GROUP INC., a Michigan                 )
     corporation, for certification pursuant to        )
     Section 33(a)(2) of the Public Utility Holding    )
     Company Act of 1935.                              )
     __________________________________________________)

          At the March 10, 1997 meeting of the Michigan Public
     Service Commission in Lansing, Michigan.

                         PRESENT:  Hon. John G. Strand, Chairman
                                   Hon. John C. Shea, Commissioner
                                   Hon. David A. Svanda, Commissioner

                               ORDER
                               -----

               On February 18, 1997, MCN Energy Group Inc.
     (MCN) filed an application for certification pursuant to
     Section 33(a)(2) of the Public Utility Holding Company
     Act of 1935 (PUHCA), 15 USC 79z-5b.

               MCN in a diversified energy holding company with natural gas markets and investments throughout North America. Its operations include both utility and non-utility activities. MCN's utility subsidiaries serving Michigan customers are Michigan Consolidated Gas Company (Mich Con) and Citizens Gas Fuel Company. MCN Investment Corporation (MCNIC), a sub-holding company of MCN, owns subsidiaries that engage in businesses involving oil, natural gas, and power generation.

               MCN states that MCNIC has reached a preliminary agreement with Torrent Exports Limited (TEL), a corporation formed under the laws of India, to jointly own Torrent Power Limited Holding Company (TPL), a corporation also formed under the laws of India. TPL will initially own a 30% interest in a 655 megawatt natural gas/naptha-fired electric generation project currently under construction near the city of Bharuch, India, and an interest in each of two electric distribution companies, the Surat Electric Company and the Ahmedabad Electric Company, which together currently serve about 1.2 million customers.

               MCNIC will make an initial equity investment of approximately $60 million in TPL. MCN plans to finance that investment through the issuance of non-recourse debt. MCN represents that the $60 million investment accounts for less than 2% of MCN's total assets. MCNIC and TEL anticipate significant additional capital outlays may be made in the future. MCN will provide at least 30 days' notice of its intent to make additional foreign investment or to increase MCN's interest in TPL.

               MCN states that TPL will operate separately from MCN or any of its U.S. based subsidiaries and that customers of those subsidiaries will see no change in their day-to-day utility services and rates. MCN further asserts that the proposed transaction will not harm MCN's financial stability, will not affect tax revenues of Michigan political subdivisions, and will not be contrary to the public interest.

               MCN states that it will not seek to recover from its Michigan customers the direct or indirect costs of the investment in TPL. In addition, MCN commits to providing access to books and records reasonably necessary for the Commission to exercise its jurisdiction. MCN acknowledges that the requested certification does not constitute approval of the proposed investment or a finding that the investment is reasonable.

               MCN represents that it is exempt from
     regulation under PUHCA. MCN further represents that TPL is a foreign utility as defined by PUHCA and will be exempt from regulation under PUHCA if every state commission having jurisdiction over the electric or gas rates of an affiliated utility company certifies that the state commission has the authority and resources to protect the utility's ratepayers and that it intends to exercise that authority. MCN therefore requests that the Commission grant that certification with respect to Mich Con.

               After review of the application, the Commission finds that it is appropriate to certify that it has the authority and resources under Michigan law to protect Michigan's utility ratepayers and that it intends to exercise that authority. The Commission also finds that ex parte approval is appropriate. The Commission concludes that it should grant the requested certification while reserving the right to prospectively revoke it, as PUHCA permits, and on the condition that Mich Con not seek to recover from ratepayers any direct or indirect costs of the investment in foreign utilities. Furthermore, the granting of the certificate is not an approval or endorsement of the transaction. Finally, as the Commission has required in connection with the prior certifications, MCN and its affiliates shall provide the Commission at least 30 days' notice of the intent to make additional foreign investment or to increase MCN's interest in TPL.

               The Commission finds that:

               a. Jurisdiction is pursuant to 1909 PA 106, as amended, MCL 460.551 et seq.; MSA 22.151 et seq.; 1919 PA 419, as amended, MCL 460.51 et seq.; MSA 22.1 et seq.; 1939 PA 3, as amended, MCL 460.1 et seq.; MSA 22.13(1) et seq.; 1969 PA 306, as amended, MCL 24.201 et seq.; MSA 3.560(101) et seq.; 15 USC 79z-5b; and the Commission's Rules of Practice and Procedure, as amended, 1992 AACS, R
     460.17101 et seq.

               b. With respect to the transaction described in MCN's application, the Commission has the authority and resources to protect ratepayers subject to its jurisdiction and intends to exercise that authority.

               c.   Ex parte approval in appropriate.

               THEREFORE, IT IS ORDERED that certification requested by MCN Energy Group Inc. pursuant to 15 USC 79z-5b is granted. With respect to the transaction described in the application, the Commission has the authority and resources to protect ratepayers subject to its jurisdiction and intends to exercise that authority.

               The Commission reserves jurisdiction and may issue further orders as necessary.

               Any party desiring to appeal this order must do so in the appropriate court within 30 days after issuance and notice of this order, pursuant to MCL 462.26; MSA
     22.45.

                         MICHIGAN PUBLIC SERVICE COMMISSION

                         /s/John G. Strand
                         --------------------------------------
                         Chairman

     (SEAL)

                         /s/John C. Shea
                         --------------------------------------
                         Commissioner

                         /s/David A. Svanda
                         --------------------------------------
                         Commissioner

     By its action of March 10, 1997.

     /s/Dorothy Wideman
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     Its Executive Secretary